CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post Effective No. 1 to the registration statement on Form N-2 (the “Registration Statement”) of PGIM Short Duration High Yield Opportunities Fund of our report dated October 22, 2020, relating to the Statement of Assets and Liabilities of PGIM Short Duration High Yield Opportunities Fund, which appears in such Registration Statement.  We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Experts” and "Report of Independent Registered Public Accounting Firm" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

New York, New York

December 7, 2020